Exhibit 99
NEWS RELEASE




Date:             April 22, 2005

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Senior Vice President & CFO

To:               News Media

Release Date:     Immediate



                          PEOPLES BANCORPORATION, INC.

                        ANNOUNCES FIRST QUARTER EARNINGS

                           AND QUARTERLY CASH DIVIDEND


Easley, SC - Peoples Bancorporation, Inc., the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $911,000 for the quarter ending March 31, 2005, an increase of 68% over the $541,000 reported for the quarter ending March 31, 2004. Return on average equity for the first quarter of 2005 was 9.43% compared to 5.97% for the first quarter of 2004. Diluted earnings per share were $0.15 for the first quarter of 2005 compared to $0.09 for the first quarter of 2004.

Total assets at March 31, 2005 were $453,808,000, a 5% increase over the $433,423,000 in total assets at March 31, 2004. At March 31, 2005 total gross loans (excluding loans held for sale) were $335,128,000 compared to $299,194,000 at March 31, 2004, an increase of 12%. Total deposits at March 31, 2005 were $376,041,000, an increase of 5% from the $357,615,000 in total deposits at March 31, 2004.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "We are pleased to report a dramatic improvement in this quarter's earnings when compared to the first quarter of 2004. With the level of mortgage refinancing activity significantly lower than it has been in the recent past, we are seeing the banks' core business activities perform as the drivers of solid earnings." Ridgeway added, "the strong lending culture of our banks is also

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evident by the 12% growth in core loans over the past twelve months. We continue to be pleased with the performance of all three of our banks in their respective markets, and we have a positive outlook about our company's opportunities for continued growth and profitability."

In other business, the Company announced that its Board of Directors had approved a quarterly cash dividend of $0.05 per share payable on July 5, 2005 to shareholders of record as of June 17, 2005.

Currently, The Peoples National Bank maintains four (4) locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and Form 10-Q for the quarter ended March 31, 2005, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.



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                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                 (Amounts in thousands except share information)

                                                Three Months Ended
                                                     March 31,
                                                     ---------
Income Statement                                 2005         2004       Change
                                                 ----         ----       ------
  Net interest income ...................      $3,962       $3,433        15.41%
  Provision for loan losses .............         173          130        33.08%
  Other income ..........................         889        1,303       -31.77%
  Other expenses ........................       3,333        3,792       -12.10%
                                               ------       ------
     Income before income taxes .........       1,345          814        65.23%
  Provision for income taxes ............         434          273        58.97%
                                               ------       ------
     Net Income .........................      $  911       $  541        68.39%
                                                            ======       ======

  Return on average assets ..............        0.83%        0.51%
  Return on average equity ..............        9.43%        5.97%

Net income per common share*
  Primary ...............................      $ 0.15       $ 0.09
  Diluted ...............................      $ 0.15       $ 0.09


                                                    March 31,
                                                    ---------
Balance Sheet                                   2005          2004        Change
                                                ----          ----        ------
Total assets ...........................      $453,808      $433,423       4.70%
Mortgage loans held for sale ...........             -         8,777    -100.00%
Loans, net .............................       331,354       295,729      12.05%
Allowance for loan losses ..............         3,774         3,464       8.95%
Securities .............................        70,182        77,669      -9.64%
Total earning assets ...................       422,337       400,274       5.51%
Total deposits .........................       376,041       357,615       5.15%
Shareholders' equity ...................        38,702        36,564       5.85%
Book value per share* ..................          6.55          6.30       3.95%


* 2004 per share data has been restated to reflect the 3-for-2 stock split effected in October 2004 and the 5% stock dividend declared in December 2004.